UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14-101)
Schedule 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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DIGITAL VIDEO SYSTEMS, INC.
(Name of Registrant as Specified in its Charter)

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The following Chief Executive Officer's letter to stockholders was mailed to the stockholders of the Registrant beginning on October 27, 2004 as an accompaniment to the Annual Report.

430 Cambridge Avenue, Suite 110
Palo Alto, California 94306

Dear Stockholders,

I joined Digital Video Systems, Inc. in April 2004 because I was impressed by its legacy of technical excellence, its talented and dedicated engineering team, and its well established vendor and customer relationships. Although DVS had obvious challenges, I believed it presented a significant opportunity.

During the past several years the Company's primary business has been hit by a severe downturn in sales and margins caused by the commoditization of much of our product line. Also, our operations were hampered by lack of strategic focus and capital. Fortunately, the Company had already started to develop its automotive DVD business. This market offers better margins and the prospect of a more stable and longer term product life than the consumer electronics business we had been serving. While the automotive business is competitive, success is not driven by price alone. Our rapid product engineering and superior products are important competitive advantages that have made it possible for us to gain traction in this market. We plan to continue to focus on this business segment as the centerpiece of our turnaround strategy.

Our plan to improve the Company's performance places an emphasis on:

  Using our competitive advantages (engineering strengths, product quality, and market relationships) to focus on products, markets and customers that increase our margins and provide sustainable growth.
  Stretching our financial resources by
    Discontinuing spending on low-margin products except as needed for inventory liquidation.
    Reducing costs.
    Structuring business relationships to reduce working capital requirements -- e.g., outsource manufacturing, negotiate better sales terms to reduce the number of days of accounts receivable outstanding, improve purchasing terms, co-marketing, technology licensing and joint product development.
  Raising needed capital.
  Improve management, planning and control processes and systems.

The past six months have been difficult for both our stockholders and employees. The market valuation of DVS has been severely reduced as the investment community waits to see results, and our staff has worked long hours with reduced budgets. Adding to the difficulty, as this letter was being prepared for print, we were surprised to receive a delisting notice from The NASDAQ Stock Market. We have appealed and will do all we can to maintain our NASDAQ SmallCap Market listing. If our appeal is not successful, the Company's stock will still continue to be traded on the OTC Bulletin Board. We will not know the outcome until the NASDAQ panel hears our appeal and issues its findings, at which time we will make a public announcement.

In spite of the challenges, I believe our fundamental business prospects are improving, particularly with regards to the automotive DVD segments. I am convinced that my reasons for joining DVS were sound, and we will continue to work hard to restore the value that we believe your Company deserves.

We invite you to stay abreast of DVS news by visiting our web site at www.dvsystems.com.

We thank both you, our stockholders, for your continuing support, and also the employees of DVS for their dedication and hard work.

Sincerely,

Thomas Spanier

Chairman and CEO

Some of the statements in this letter constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from the results implied by these forward-looking statements, depending on a variety of factors including, but are not limited to, statements regarding the Company's strategy, expected operating results, the markets for the Company's products including the market for automotive DVD products, the Company's ability to implement our turn around strategy, and success in our NASDAQ appeal. Important factors that may cause actual results to differ include, but are not limited to, the level of demand for our products, sufficiency of working capital, the impact of competitive products and services, the Company's ability to manage growth and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our most recent current reports on Form 8-K, Form 10-Q and Form 10-K. We undertake no responsibility to update those statements.